EXHIBIT 10.1

AGREEMENT – SHIPMAN DIAMOND PROJECT

THIS AGREEMENT dated for reference the 1st day of September, 2011, is made

BETWEEN:

DUNCAN J. BAIN, of 49 Midale Crescent, London, Ontario N5X 3C2

(hereinafter referred to as the “Vendor”)
OF THE FIRST PART
AND:

ORO CAPITAL CORPORATION, a company incorporated
under the laws of the State of Nevada and having an office
at  23 Dassan Island Drive, Plettenberg Bay, 6600 South Africa

(hereinafter referred to as the “Purchaser”)
OF THE SECOND PART

WHEREAS:

A.             The Vendor is the registered owner of a 100% interest in those certain mining claims (the “Claims”) located in the Southern Mining District, Saskatchewan as more particularly described in Schedule “A” attached hereto;

B.      The Claims are duly recorded, in good standing and are free and clear of any claims, liens or other encumbrances;

C.      The Vendor has the sole right and authority to sell, transfer and otherwise deal with the Claims;

D.      The Vendor wishes to sell and the Purchaser wishes to purchase from the Vendor a 70% interest in and to the Claims, subject to and upon the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premise and of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1.       Interpretation

1.01   In this Agreement, the following terms shall have the meanings specified below:

(a)	“Agreement” means this agreement, including the Schedules attached hereto, and all amendments made hereto by written agreement among the parties hereto;

(b)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Saskatchewan;

(c)	“Claims” has the meaning assigned thereto in recital A above and for further clarity means the Claims set out on Schedule “A” hereto;

1.02   The titles to the articles in this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

1.03 The Schedules to this agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

1.04           In this Agreement, words importing the singular number only shall include the plural and visa versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.05           Unless expressly indicated to the contrary, all reference to dollar amounts contained in this Agreement are references to United States of America currency.

1.06           Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.07           This Agreement shall be governed by and interpreted in accordance with the laws in effect in Saskatchewan, and the parties hereto attorn to the courts of Saskatchewan for the resolution of any disputes arising out of this Agreement.

2.               Purchase of Claims

2.01   The Vendor hereby sells to the Purchaser a 70% legal and beneficial interest in and to the Claims in consideration of the sum of $6,000, due and payable on the signing of this Agreement.

2.02   The Purchaser agrees to pay 100% of all ongoing Claim exploration development, production costs and advance royalty payments (collectively the “Production Costs”) until commercial production is first reached from the Claims.

2.03   The Purchaser has the right to receive 100% of any cash flow from commercial production from the Claims until such time as it has recouped its entire Production Costs at which time cash flow will be allocated as 70% to the Purchaser and 30% to the Vendor in accordance with their carried interests hereunder.

2.04   The Claims are subject to the retention by the Vendor of a 1% Gross Overriding Royalty (“GORR”) as set out on Schedule “B” attached hereto and a 2.0% net smelter royalty return (“NSR”) as set out on Schedule “C” attached hereto.

2.05   The Purchaser shall pay to the Vendor advance royalty payments on an annual basis of $25,000 per year commencing thirty-six (36) months and forty-eight (48) months from the date of the Agreement. The Purchase shall pay to the Vendor advance royalty payments on an annual basis of $50,000 per year commencing sixty (60) months and continuing until commercial production is from the date of this Agreement.

2.06   In the event that the Purchaser does not pay the advance royalty payments to the Vendor for any two (2) consecutive years all of the Purchaser’s rights in and to the Claims shall revert back to the Vendor within 30 days of the date of the second defaulted advance royalty payment.

3.       Representations and Warranties of the Vendor

3.01   The Vendor hereby represents and warrants to the Purchaser that:

(a)	it is the sole and beneficial owner of a 100% undivided interest in the Claim and has the title, power, authority and right to enter into this Agreement and to dispose of its interest in the Claims;

(b)	to the best of its knowledge the Claim has been validly staked and is now duly recorded and in good standing in accordance with the laws of the jurisdiction in which the claims are situated;

(c)	the Vendor has not done anything whereby the Claims may become encumbered.

4.               Representations and Warranties of the Purchaser

4.01           The Purchaser represents and warrants to the Vendor that:

(a)
the Purchaser is a corporation duly incorporated in the jurisdiction of incorporation identified on the first page of this Agreement and is a valid and subsisting corporation and is in good standing under the statute under which it was incorporated and any other applicable legislation;

(b)
it has full corporate power and authority to enter into this Agreement and the entering into of this Agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound.

5.               Arbitration

5.01   If there is any disagreement, dispute or controversy (hereinafter collectively called a “Dispute”) between the parties with respect to any matter arising under this Agreement or the construction hereof, then the Dispute shall be determined by arbitration in accordance with the following procedures:

(a)
the party on one side of the Dispute shall inform the other party by notice of the names of three impartial and independent persons who are recognized experts in the area which is the subject matter of the Dispute; and

(b)	the other party shall, within seven (7) days of receipt of the notice, inform the party on the other side of the Dispute the name of the one person that it wishes to act as the sole arbitrator.

5.02           The arbitration shall be conducted in accordance with the Commercial Arbitration Act (Saskatchewan) and the decision of the arbitrator shall be made within thirty (30) days following his being named, shall be based exclusively on the advancement of exploration, development and production work on the Claims and not on the financial circumstances of the parties.  The costs of arbitration shall be borne equally by the parties to the Dispute unless otherwise determined by the arbitrator in the award.

6.               NOTICES

6.01	Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered mail, addressed as follows:

In the case of the Vendor:	In the case of the Purchaser:

DUNCAN J. BAIN	ORO CAPITAL CORPORATION

49 Midale Crescent London, Ontario Canada N5X 3C2	23 Dassan Island Drive, Plettenberg Bay, 6600 South Africa

And any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth Business Day following the date of mailing, or, if telegraphed or faxed, on the next succeeding day following the telegraphing or faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either country of mailing or the country or delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same.  Any party may from time to time by notice in writing change its address for the purpose of this article.

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7.              General Terms and Conditions

7.01           Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Agreement.

7.02           Time is of the essence.

7.03           No alteration, amendment, modification or interpretation of any provision of this Agreement shall be binding unless in writing and executed by each of the parties hereto.

7.04           This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

7.05           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.06           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

7.07            If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

7.08           This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

SIGNED, SEALED AND DELIVERED by	)
DUNCAN J. BAIN in the presence of:	)
)
)
___________________________________	)
Signature of Witness	)
)
___________________________________	)	DUNCAN J. BAIN
Address of Witness	)
)
___________________________________	)
Occupation of Witness	)

THE CORPORATE SEAL of	)
ORO CAPITAL COPRATION	)
was hereunto affixed in the presence of:	)
	)	C/S
)
Per:________________________________	)
Authorized Signatory	)

SCHEDULE "A"

To that Agreement between DUNCAN J. BAIN., as the Vendor, ORO CAPITAL CORPORATION, as the Purchaser, dated the 1st day of September, 2011.

MINERAL CLAIM – SOUTHERN MINING DIVISION, SASKATCHEWAN

Block	Claim Number	Registered Owner	Area (Hectares)	Recording Date	Anniversary Date	Township/Range
Shipman	S-143740	Duncan Bain	256 hectares	August 8, 2011	August 7, 2013	All of Section 24, Township 52, Range 21 W of Second Meridian

SCHEDULE "B"

To that Agreement between DUNCAN J. BAIN., as the Vendor, ORO CAPITAL CORPORATION, as the Purchaser, dated the 1st of September, 2011.

DEFINITION OF GROSS OVERRIDING ROYALTY

(All capitalized terms used herein shall have the definitions contained in the Agreement, unless otherwise specified.)

Pursuant to paragraph 3.1 of the Agreement to which this Schedule is attached, The Vendor is entitled to a royalty (the “GORR”) equal to 1.0% of the Average Appraised Value (as hereinafter defined) of all gem and industrial diamonds recovered, sorted and graded from the Property (the “Diamonds”), free and clear of all costs of development and operations.

“Average Appraised Value” means the average of the valuations in United States of America dollars of the Diamonds determined by two independent graders, one appointed by the Purchaser and one appointed by the Vendor.  Such independent graders shall be duly qualified and accredited, and shall sort, grade and value the Diamonds in accordance with industry standards, having regard to, but without limiting the generality of the foregoing, the commercial demand for the Diamonds, the grades of the Diamonds (gem or industrial) and the colours, size and clarity of the Diamonds.  Each independent valuator shall value each particular classification of the Diamonds in accordance with the industry price books, standards and formulas.  The parties acknowledge that the intention is that the GORR is to be paid to the Vendor on this basis, regardless of the price or proceeds actually received by the Purchaser for or in connection with the Diamonds or the manner in which a sale of the Diamonds to a third party is made, and without deduction.

The Purchaser will calculate and pay the GORR to the Vendor within thirty (30) days of the end of each calendar quarter of all Diamonds from the Property which are graded in such calendar quarter.

The Vendor shall not be entitled to participate in the profits or be obligated to share in any losses generated by the Purchaser actual marketing or sales practices.

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SCHEDULE "C"

To that Agreement between DUNCAN J. BAIN., as the Vendor, ORO CAPITAL CORPORATION, as the Purchaser, dated the 1st day of September, 2011.

DEFINITION OF NET SMELTER RETURN ROYALTY

For the purposes of this Agreement the term “net smelter return royalty” or “NSR” means all monies realized and actually received by the Purchaser from the sale of ores, concentrates, and/or minerals mined or extracted from the Claims other than Diamonds (the “Product”), including premiums, bonuses and subsidies less, if the Product requires smelting or other processing, all monies paid or payable by the Purchaser on account of:

(a)	all smelting, refining, treatment, selling and other costs, charges and penalties charged by the smelter or other purchase of the Product;

(b)	all costs of loading, transporting and insuring such Product from the Claims to the smelter or other purchaser; and

(c)
freight allowance, royalties paid or payable, and all taxes paid by the Purchaser on such Product except income taxes, including but not limited to production, severance, net proceeds, sales and privilege taxes.

In the event that smelting or refining are carried out in facilities owned or controlled, in whole or in part, by the Purchaser, charges, costs and penalties for such operations shall equal the amount the Purchaser would have incurred if such operations were carried out at facilities not owned or controlled by the Purchaser which offer comparable services for comparable products on prevailing terms.

The NSR shall be calculated at the end of each calendar quarter and paid by the Purchaser to the Vendor within 45 days of the end of each calendar quarter.